Exhibit 10.3

Execution Version

INVESTMENT MANAGEMENT AGREEMENT

dated as of June 26, 2014

BY AND BETWEEN

CENTER CITY FUNDING LLC,

a Delaware limited liability company

AND

FS INVESTMENT CORPORATION III,

a Maryland corporation

-i-

INVESTMENT MANAGEMENT AGREEMENT

This Investment Management Agreement (the “Agreement”), dated as of June 26, 2014, is made by and between CENTER CITY FUNDING LLC (the “Company”), a Delaware limited liability company and FS INVESTMENT CORPORATION III (the “Investment Manager”), a Maryland corporation. Reference is made to that certain ISDA 2002 Master Agreement (together with the Schedule, Credit Support Annex and the total return swap transaction Confirmation related thereto, as amended, modified, extended, supplemented or restated from time to time, collectively, the “Swap Agreement”) between the Company and Citibank, N.A. (“Citibank”). Unless otherwise specified, capitalized terms used but not otherwise defined in this Agreement shall have the meanings given to them in the Limited Liability Company Agreement of the Company dated as of June 3, 2014 (as the same may be amended from time to time, the “Operating Agreement”) or if not defined therein, shall have the meanings given to them in the Swap Agreement. References herein to the Swap Agreement shall be applicable solely while it is in effect.

1. General Duties of the Investment Manager.

Subject to the direction and control of the Company and subject to and in accordance with the terms of the Swap Agreement, the Operating Agreement, the policies adopted or approved by the Company and the terms of this Agreement, the Investment Manager agrees to supervise and direct the investment activities of the Company, including, without limitation, the execution, delivery and performance by the Company of the Swap Agreement, and to perform its duties set forth herein, and shall have such other powers with respect to the investment- and leverage related functions of the Company as shall be delegated from time to time to the Investment Manager by the Company. The Investment Manager shall endeavor to comply in all material respects with all applicable federal and state laws and regulations. Subject to the foregoing, the other provisions of this Agreement and the terms of the Swap Agreement, the Investment Manager is hereby appointed as the Company’s agent and attorney-in-fact with authority to negotiate, execute and deliver all documents and agreements on behalf of the Company and to do or take all related acts, with the power of substitution, to acquire, dispose of or otherwise take action with respect to or arising out of the Swap Agreement, including, without limitation:

(a) selecting the specific Reference Obligations to be included in the portfolio of obligations subject to the Swap Agreement (the “Portfolio”);

(b) with respect to Citibank’s exercise (including but not limited to any waiver) of any rights (including but not limited to voting rights and rights arising in connection with the bankruptcy or insolvency of an underlying obligor of any Reference Obligation (each, an “Underlying Obligor”) or the consensual or non-judicial restructuring of the debt or equity of an Underlying Obligor) or remedies in connection with any Reference Obligations held by Citibank and participating in the committees (official or otherwise) or other groups formed by creditors of an Underlying Obligor, requesting or electing not to request on behalf of the Company that Citibank exercise such rights or remedies;

(c) monitoring the credit quality of the Reference Obligations;

(d) determining whether each Loan to be included in the Portfolio meets the Obligation Criteria;

(e) determining whether the Portfolio of Reference Obligations meets the Portfolio Criteria;

(f) causing the Company to deliver Eligible Collateral to Citibank in such amounts and at such times as may be required by the Swap Agreement;

(g) determining whether to terminate one or all of the Transactions, in whole or in part;

(h) arranging for the sale of any Reference Obligations held by Citibank to the extent provided by Clause 4(a) of the Confirmation constituting part of the Swap Agreement;

(i) delivering notices and instructions to Citibank as required by the Swap Agreement;

(j) from time to time on or after the termination of the Swap Agreement, determining specific debt obligations or other assets to be purchased or sold by the Company;

(k) from time to time on or after the termination of the Swap Agreement, effecting the purchase and sale of debt obligations or other assets to be purchased or sold by the Company; and

(l) directing the Company to comply with such other duties and responsibilities as may be expressly required of the Company by the Swap Agreement.

For the avoidance of doubt, the Investment Manager does not guarantee the performance of any obligations of any other Person under any Transaction Document.

2. Authority to Bind the Company.

Except as provided in or pursuant to Sections 1 and 8 hereof, the Investment Manager shall have no authority to bind or obligate the Company. All acts of the Investment Manager (other than as provided in the Swap Agreement, the Operating Agreement or in Sections 1 or 8 hereof with respect to the Swap Agreement) shall require the Company’s consent and approval to bind the Company. Nothing in this Agreement shall be deemed to create a joint venture or partnership between the parties with respect to the arrangements set forth in this Agreement. For all purposes hereof, the Investment Manager shall be deemed to be an independent contractor and, unless otherwise provided herein or specifically authorized by the Company from time to time, shall have no authority to act for or represent the Company.

3. Brokerage.

The Investment Manager shall use commercially reasonable efforts to effect all purchases and sales of securities, including, to the extent applicable, any Reference Obligations in a manner consistent with the principles of best execution, taking into account net price (including commissions) and execution capability and other services which the broker or other intermediary may provide. In this regard, the Investment Manager may effect transactions which cause the Company to pay a commission in excess of a commission which another broker or other intermediary would have charged; provided, however, that the Investment Manager shall have first determined that such commission is reasonable in relation to the value of the brokerage or research services performed by that broker or other intermediary or that the Company is the sole beneficiary of the services provided.

4. Compensation.

(a) The Company shall pay to the Investment Manager, for services rendered and performance of its obligations under this Agreement fees which are payable in arrears on the fifth Business Day following the last day of each calendar quarter (such date, the “Payment Date”) (subject to availability of funds) in an amount equal to 0.35% per annum of the Portfolio Notional Amount measured as of the last day of the related calendar quarter immediately preceding such payment date (the “Management Fees”). The Management Fees will be calculated on the basis of a calendar year consisting of 360 days and the actual number of days elapsed.

(b) The Investment Manager may, in its sole discretion, (i) waive all or any portion of the Management Fees or (ii) defer all or any portion of the Management Fees. Such deferred amounts will become payable on the next Payment Date in the same manner and priority as their original characterization would have required unless deferred again.

(c) If this Agreement is terminated pursuant to Section 7 hereof or otherwise, the Management Fees calculated as provided in Section 4(a) hereof shall be prorated for any partial periods between Payment Dates during which this Agreement was in effect and shall be due and payable, along with any deferred Management Fees, on the first Payment Date following the effective date of such termination.

5. Expenses.

Other than as set forth below, the Company will be responsible for paying all of its expenses. On behalf of the Company, the Investment Manager may advance payment of any expenses, and the Company shall, upon request, reimburse the Investment Manager therefor within thirty (30) days following written request from the Investment Manager. Nothing in this Section 5 shall limit the ability of the Investment Manager to be reimbursed by any Person other than the Company (including issuers or obligors of securities, instruments or obligations owned by the Company) for out-of-pocket expenses incurred by the Investment Manager in connection with the performance of services hereunder. The Investment Manager shall maintain complete and accurate records with respect to costs and expenses and shall furnish the Company with receipts or other written vouchers with respect thereto upon request of the Company.

6. Services to Other Companies or Accounts; Conflicts of Interest.

(a) The Investment Manager may, subject to applicable legal requirements, direct the Company (i) to select any Reference Obligations to be included in the Portfolio, (ii) to notify Citibank of its election to terminate one or more Transactions, or (iii) to acquire any Reference Obligations from Citibank in connection with the termination of the Swap Agreement to the extent permitted by Clause 4 of the Confirmation constituting part of the Swap Agreement.

(b) The Investment Manager and its Affiliates, employees or associates are in no way prohibited from, and intend to, spend substantial business time in connection with other businesses or activities, including, but not limited to, managing investments, advising or managing entities whose investment objectives are the same as or overlap with those of the Company, participating in actual or potential investments of the Company, providing consulting, merger and acquisition, structuring or financial advisory services, including with respect to actual, contemplated or potential investments of the Company, or acting as a director, officer or creditors’ committee member of, advisor to, or participant in, any corporation, company, trust or other business entity. The Investment Manager and its Affiliates may, and expect to, receive fees or other compensation from third parties for any of these activities unrelated to the Company, which fees will be for the benefit of their own account and not the Company.

7. Term of Agreement.

(a) Term.

(i) This Agreement may be terminated, and the Investment Manager may be removed, without payment to the Investment Manager of any penalty, for cause upon prior written notice by the Company. For this purpose, “cause” will mean the occurrence of any of the following events or circumstances:

(A) the Investment Manager’s breach, in any respect, of any provision of this Agreement or the Swap Agreement applicable to it (except for any breach that has not had, and could not reasonably be expected to have, a material adverse effect on the Company or Citibank) and the Investment Manager’s failure to cure such breach within thirty (30) days of its becoming aware of, or receiving notice of, the occurrence of such breach;

(B) the Investment Manager’s intentional breach of (a) any provision of this Agreement or the Swap Agreement applicable to it relating to the Investment Manager’s or the Company’s obligation to cause the Reference Obligations to comply with (1) the Obligation Criteria and (2) the Portfolio Criteria or (b) any other material provision of this Agreement or the Swap Agreement applicable to it, and the Investment Manager’s failure to cure such breach within fifteen (15) days of the occurrence of such breach;

(C) the failure of any representation, warranty, certification or statement made or delivered by the Investment Manager in or pursuant to this Agreement or the Swap Agreement to be correct in any material respect when made, which failure (a) could reasonably be expected to have a material adverse effect on Citibank and (b) is not corrected by the Investment Manager within thirty (30) days of its receipt of notice from the Company or Citibank of such failure, unless, if such failure is not capable of being cured in thirty (30) days but is curable within ninety (90) days, the Investment Manager has taken action that the Investment Manager in good faith believes will remedy, and does in fact remedy, such failure within ninety (90) days after notice of such failure being given to the Investment Manager;

(D) the Investment Manager (1) is dissolved (other than pursuant to a consolidation, amalgamation or merger), (2) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (3) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (4) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (5) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property or (6) is adjudicated as insolvent or bankrupt, or a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Investment Manager, or appointing a receiver, liquidator, assignee, or sequestrator (or other similar official) of the Investment Manager or of any substantial part of its property, and the continuance of any such decree or order unstayed and in effect for a period of sixty (60) consecutive days;

(E) the occurrence of an Event of Default or Termination Event under the Swap Agreement that results from any breach by the Investment Manager of its duties under the Swap Agreement or this Agreement; or

(F) the occurrence of an act by the Investment Manager that constitutes fraud or criminal activity in the performance of its obligations under this Agreement, or the Investment Manager being indicted for a criminal offense materially related to its business of providing asset management services.

If any such event occurs, the Investment Manager shall give written notice thereof to the Company and Citibank promptly upon the Investment Manager becoming aware of the occurrence of such event.

(ii) The Investment Manager shall have the right to terminate this Agreement only upon ninety (90) days prior written notice to the Company and Citibank, and this Agreement shall terminate automatically in the event of its assignment by the Investment Manager which is not made in accordance with this Agreement.

(iii) Within thirty (30) days of the resignation or removal of the Investment Manager, the Company may appoint a successor investment manager.

(b) Liability of Investment Manager; Action Upon Termination.

Upon the effective termination of this Agreement, the Investment Manager shall as soon as practicable:

(i) deliver to the Company all property and documents of the Company or otherwise relating to the Transactions then in the custody of the Investment Manager; and

(ii) deliver to Citibank an account with respect to the books and records delivered to Citibank or the successor investment manager appointed pursuant to Section 7(a)(iii).

Notwithstanding such termination, the Investment Manager shall remain liable to the extent set forth herein for its acts or omissions hereunder arising prior to termination and for any expenses, losses, damages, liabilities, demands, charges and claims (including reasonable attorney’s fees) in respect of or arising out of a breach of the representations and warranties made by the Investment Manager in Section 20 hereof or from any failure of the Investment Manager to comply with the provisions of this Section 7.

8. Power of Attorney; Further Assurances.

In addition to the power of attorney granted to the Investment Manager in Section 1 of this Agreement, the Company hereby makes, constitutes and appoints the Investment Manager, with full power of substitution, as its true and lawful agent and attorney-in-fact, with full power and authority in its name, place and stead, in accordance with the terms of this Agreement: (a) to sign, execute, certify, swear to, acknowledge, deliver, file, receive and record any and all documents which the Investment Manager reasonably deems necessary or appropriate in connection with its investment management duties under this Agreement and (b) to (i) subject to any policies adopted by the Member or the Company with respect thereto, exercise in its discretion any voting or consent rights associated with any securities, instruments or obligations included in the Company’s assets, (ii) execute proxies, waivers, consents and other instruments with respect to such securities, instruments or obligations, (iii) endorse, transfer or deliver such securities, instruments and obligations and (iv) participate in or consent (or decline to consent) to any modification, work-out, restructuring, bankruptcy proceeding, class action, plan of reorganization, merger, combination, consolidation, liquidation or similar plan or transaction with regard to such securities, instruments and obligations. To the extent permitted by applicable law, this grant of power of attorney is irrevocable and coupled with an interest, and it shall survive and not be affected by the subsequent dissolution or bankruptcy of the Company; provided that this grant of power of attorney will expire, and the Investment Manager will cease to have any power to act as the Company’s attorney-in-fact, upon termination of this Agreement in accordance with its terms. The Company shall execute and deliver to the Investment Manager all such other powers of attorney, proxies, dividend and other orders, and all such instruments, as the Investment Manager may reasonably request for the purpose of enabling the Investment Manager to exercise the rights and powers which it is entitled to exercise pursuant to this Agreement. Each of the Investment Manager and the Company shall take such other actions, and furnish such certificates, opinions and other documents, as may be reasonably requested by the other party hereto in order to effectuate the purposes of this Agreement and to facilitate compliance with applicable laws and regulations and the terms of this Agreement.

9. Amendment of this Agreement.

No provision of this Agreement may be amended, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the amendment, waiver, discharge or termination is sought.

10. Notices.

Unless expressly provided otherwise herein, any notice, request, direction, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received if sent by hand or by overnight courier, when personally delivered, if sent by telecopier, when receipt is confirmed by telephone, or if sent by registered or certified mail, postage prepaid, return receipt requested, when actually received if addressed as set forth below:

(a)	If to the Company:

Center City Funding LLC
c/o FS Investment Corporation III
2929 Arch Street, Suite 675
Philadelphia, PA 19104
Attention: Gerald F. Stahlecker, Executive Vice President
Tel: (215) 495-1169
Fax: (215) 222-4649

(b)	If to the Investment Manager:

FS Investment Corporation III
2929 Arch Street, Suite 675
Philadelphia, PA 19104
Attention: Gerald F. Stahlecker, Executive Vice President
Tel: (215) 495-1169
Fax: (215) 222-4649

(c)	If to Citibank, as provided in the Swap Agreement, as may be amended therein.

Either party to this Agreement may alter the address to which communications or copies are to be sent to it by giving notice of such change of address in conformity with the provisions of this Section 11.

11. Binding Nature of Agreement; Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns as provided herein.

12. Entire Agreement.

This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements, understandings, inducements and conditions, express or implied, oral or written, of any nature whatsoever with respect to the subject matter hereof. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

13. Costs and Expenses.

The costs and expenses (including the fees and disbursements of counsel and accountants) incurred in connection with the negotiation, preparation and execution of this Agreement, and all matters incident thereto, shall be borne by each party hereto.

14. Books and Records.

In compliance with the requirements of Rule 31a-3 under the Investment Company Act of 1940, as amended (the “1940 Act”), the Investment Manager hereby agrees that all records which it maintains for the Company are the property of the Company and further agrees to surrender promptly to the Company any such records upon the Company’s request. The Investment Manager further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records maintained by it in its capacity as Investment Manager that are required to be maintained by Rule 31a-1 under the 1940 Act.

15. Titles Not to Affect Interpretation.

The titles of sections contained in this Agreement are for convenience only, and they neither form a part of this Agreement nor are they to be used in the construction or interpretation hereof.

16. Provisions Separable.

The provisions of this Agreement are independent of and separable from each other, and, to the extent permitted by applicable law, no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

17. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

18. Execution in Counterparts.

This Agreement may be executed in separate counterparts, each of which shall be an original and all of which taken together shall constitute one and the same instrument.

19. Third Party Rights; Benefits of Agreement.

Other than as set forth in this Section 20, none of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member.

20. Representations and Warranties of the Investment Manager.

The Investment Manager represents, warrants and covenants as of the date hereof:

(a) Organization and Good Standing. It has been duly organized and is validly existing as a corporation in good standing under the laws of its jurisdiction of organization, with power and authority to own its properties and to conduct its business as such properties are currently owned and such business is currently conducted, and had at all relevant times;

(b) Due Qualification. It is duly qualified to do business as a Maryland corporation in good standing and has obtained all necessary licenses and approvals in all jurisdictions where the failure to do so would have a material adverse effect upon the performance by the Investment Manager of its duties under this Agreement or the provisions of the Swap Agreement applicable to the Investment Manager;

(c) Power and Authority. It has the power, authority and legal right to execute and deliver this Agreement and to perform its obligations hereunder; and the execution, delivery and performance of this Agreement has been duly authorized by the Investment Manager by all necessary corporate action;

(d) Binding Obligations. This Agreement has been executed and delivered by the Investment Manager and, assuming due authorization, execution and delivery by the Company, constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by (A) bankruptcy, insolvency, reorganization, or other similar laws affecting the enforcement of creditors’ rights generally, (B) equitable limitations on the availability of specific remedies, regardless of whether such enforceability is considered in a proceeding in equity or at law and (C) implied covenants of good faith and fair dealing;

(e) No Violation. Neither the execution and delivery of this Agreement, nor the performance of the terms hereof or the provisions of the Swap Agreement applicable to the Investment Manager, conflicts with or results in a material breach or violation of any of the material terms or provisions of, or constitutes a material default under, (A) its constituent documents, (B) the terms of any material indenture, agreement, mortgage, deed of trust, or other material instrument to which it is a party or by which it or its properties are bound, (C) any statute applicable to the Investment Manager, or (D) any law, decree, order, rule or regulation applicable to the Investment Manager of any court or regulatory, administrative or governmental agency, body or authority or arbitrator (each, an “Official Body”) having or asserting jurisdiction over the Investment Manager or its properties, and which would have, in the case of any of clauses (B) through (D) of this paragraph (e), a material adverse effect upon the performance by the Investment Manager of its duties under this Agreement or the provisions of the Swap Agreement applicable to the Investment Manager;

(f) No Proceedings. There are no proceedings or investigations pending or, to the best of the Investment Manager’s knowledge, threatened against it, before any Official Body having jurisdiction over it or its properties (A) asserting the invalidity of this Agreement, (B) seeking to prevent the consummation of any of the transactions contemplated hereby or (C) seeking any determination or ruling that would reasonably be expected to have a material adverse effect upon the performance by the Investment Manager of its duties under this Agreement or the provisions of the Swap Agreement applicable to the Investment Manager; and

(g) No Consents. No consent, license, approval, authorization or order of, or registration, declaration or filing with, any Official Body having jurisdiction over it or any of its properties is required to be made in connection with the execution, delivery or performance of this Agreement or the consummation of the transactions contemplated hereby, in each case other than (A) consents, licenses, approvals, authorizations, orders, registrations, declarations or filings which have been obtained or made and continuation statements and renewals in respect thereof and (B) where the lack of such consents, licenses, approvals, authorizations, orders, registrations, declarations or filings would not have a material adverse effect upon the performance by the Investment Manager of its duties under this Agreement or the provisions of the Swap Agreement applicable to the Investment Manager.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

FS INVESTMENT CORPORATION III

By:	/s/ Gerald F. Stahlecker
Name:	Gerald F. Stahlecker
Title:	Executive Vice President

CENTER CITY FUNDING LLC

By:	/s/ Gerald F. Stahlecker
Name:	Gerald F. Stahlecker
Title:	Executive Vice President